Exhibit 99.1

United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2010 RESULTS
Dallas, Texas, October 27, 2010- United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter and first nine months 2010 results: Revenues increased to $31.9 million in the third quarter 2010 from $31.6 million in the comparable 2009 quarter, an increase of $256 thousand, or 0.8%. Revenues from the Company’s lime and limestone operations increased $587 thousand, or 2.0%, to $30.5 million in the third quarter 2010, compared to $29.9 million in the comparable 2009 quarter, while revenues from its natural gas interests decreased $331 thousand, or 19.0%, to $1.4 million in the third quarter 2010 from $1.7 million in the comparable 2009 quarter. For the first nine months 2010, revenues increased to $103.4 million from $89.1 million in the comparable 2009 period, an increase of $14.3 million, or 16.1%. Revenues from the Company’s lime and limestone operations increased $14.1 million, or 16.7%, to $98.1 million in the first nine months 2010, compared to $84.0 million in the comparable 2009 period, while revenues from its natural gas interests increased $281 thousand, or 5.6%, to $5.3 million in the first nine months 2010 from $5.0 million in the comparable 2009 period. The increase in lime and limestone revenues in the 2010 periods, compared to last year’s comparable periods, primarily resulted from increased sales volumes of the Company’s lime products due to improved demand, principally from its steel customers in the first half 2010, and increased sales prices realized during the periods for the Company’s lime and limestone products. These increases were partially offset by decreased PLS sales volumes in the third quarter 2010 compared to the third quarter 2009, due to reduced roof shingle demand in the Company’s markets.
Production volumes from the Company’s natural gas interests for the third quarter 2010 totaled 220 thousand MCF, sold at an average price of $6.41 per MCF, compared to 302 thousand MCF, sold at an average price of $5.84 per MCF, in the comparable 2009 quarter. Production volumes for the first nine months 2010 from natural gas interests totaled 635 thousand MCF, sold at an average price of $7.76 per MCF, compared to the first nine months 2009 when 1.0 BCF was produced and sold at an average price of $4.99 per MCF. Despite decreasing in the third quarter 2010, compared to the third quarter 2009, revenues and gross profit from the Company’s Natural Gas Interests increased in the first nine months 2010, as increased prices for liquids contained in the Company’s natural gas more than offset the declines in production volumes. Prices for natural gas liquids generally follow crude oil prices, which increased significantly in the first nine months 2010 compared to the prior year comparable period.
The Company reported net income of $4.5 million in both the third quarter 2010 and 2009 ($0.71 per share diluted in 2010 and $0.70 per share diluted in 2009). For the first nine months 2010, net income increased $4.2 million, or 39.8%, to $14.9 million ($2.32 per share diluted), compared to $10.6 million for the first nine months 2009 ($1.67 per share diluted).
The Company’s gross profit was $8.9 million for the third quarter 2010, compared to $8.6 million for the comparable 2009 quarter, an increase of $231 thousand, or 2.7%. Gross profit for the first nine months 2010 was $28.9 million, an increase of $7.3 million, or 33.5%, from $21.7 million for the first nine months 2009. Gross profit for the third quarter and first nine months 2010 were $7.9 million and $25.1 million, respectively, from the Company’s lime and limestone operations, compared to $7.5 million and $18.6 million, respectively, in the comparable 2009 periods. The improved gross profits and gross profit margins as a percentage of revenues for the Company’s lime and limestone operations in the third quarter and first nine months 2010, compared to the 2009 comparable periods, resulted primarily from the increased revenues. Gross profit from the Company’s natural gas interests declined to $936 thousand in the third quarter 2010 from $1.2 million in the comparable 2009 quarter, primarily due to the decline in natural gas production volumes. For the first nine months 2010, gross profit from natural gas interests increased to $3.8 million from $3.1 million in the comparable 2009 period, primarily due to the increase in prices compared to the comparable prior year period, partially offset by the decline in production volumes. Two new wells drilled in the first quarter 2010 pursuant to the Company’s drillsite agreement were completed as producing wells during the third quarter 2010. Eight new wells drilled in the fourth quarter 2009 and the first quarter 2010 pursuant to the Company’s lease agreement are expected to be completed as producing wells in the fourth quarter 2010.
“We are pleased that we were able to increase our gross profit and gross profit margin for our lime and limestone operations during the third quarter 2010, compared to the prior year quarter, despite a decline in demand from our roof manufacturing customers,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne concluded, “Although we are still seeing anemic construction demand related to housing developments, improved highway construction demand is continuing, although governmental funding of public sector projects remains a concern.”
United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, utilities, glass, roof shingle and agriculture industries. The Company is headquartered in Dallas, Texas and operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company — O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
INCOME STATEMENTS
Revenues
Lime and limestone operations	$30,458	$29,871	$98,090	$84,023
Natural gas interests	1,411	1,742	5,320	5,039

Total	$31,869	$31,613	$103,410	$89,062

Gross profit	$8,865	$8,634	$28,944	$21,673
Operating profit	$6,987	$6,611	$22,756	$15,810

Interest expense	707	707	2,027	2,188
Other income, net	(14)	(49)	(60)	(157)
Income tax expense	1,748	1,458	5,918	3,142

Net income	$4,546	$4,495	$14,871	$10,637

Income per share of common stock:
Basic	$0.71	$0.71	$2.32	$1.68
Diluted	$0.71	$0.70	$2.32	$1.67

Weighted-average shares outstanding:
Basic	6,402	6,386	6,400	6,368
Diluted	6,418	6,381	6,417	6,366

	September 30,	December 31,
	2010	2009
BALANCE SHEETS
Assets:
Current assets	$57,755	$40,760
Property, plant and equipment, net	127,035	130,900
Other assets, net	395	410

Total assets	$185,185	$172,070

Liabilities and Stockholders’ Equity:
Current liabilities	$15,178	$16,150
Debt, excluding current installments	32,916	36,666
Deferred tax liabilities, net	7,984	6,026
Other liabilities	4,807	3,247
Stockholders’ equity	124,300	109,981

Total liabilities and stockholders’ equity	$185,185	$172,070

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